UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 2, 2006

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On August 2, 2006, The Williams Companies, Inc. ("Williams") announced that it will record a nonrecurring, after-tax charge of approximately $54 million in the second quarter of 2006 as a result of jury verdicts returned earlier this week against two of its subsidiaries.

The verdicts were returned in civil litigation that Williams has disclosed previously in its filings with the Securities and Exchange Commission.

The amount of the 2006 second quarter pre-tax charge represents Williams’ estimate of the potential future exposure for actual damages of $68 million and potential pre-judgment interest of approximately $20 million.

It is reasonably possible that any ultimate judgment may include approximately $185 million in excess of the 2006 second quarter charge. The latter amount represents Williams' estimate of potential punitive damage exposure under Texas law.

The jury verdicts are subject to trial and appellate court review. Entry of a judgment in the trial court is expected later in the third or fourth quarter of 2006. If the trial court enters a judgment consistent with the jury’s verdicts against the company’s subsidiaries, Williams indicated that it would seek a reversal through appeal.

A copy of Williams' press release publicly reporting the jury verdicts is furnished herewith as Exhibit 99.1 and is incorporated herein.

The press release is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) None
(b) None
(c) Exhibits:

Exhibit 99.1 Copy of Williams' press release dated August 2, 2006, publicly reporting the jury verdicts as discussed herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

August 2, 2006	By:	Brian K. Shore

Name: Brian K. Shore
Title: Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Copy of Williams' press release dated August 2, 2006, publicly reporting the jury verdicts as discussed herein.